Robinhood Reports Third Quarter 2025 Results

Revenues up 100% year-over-year to a record $1.27 billion
Net Deposits were a record $20 billion, and Robinhood Gold Subscribers reached a record 3.9 million
Diluted EPS up 259% year-over-year to $0.61
Robinhood now up to 11 business lines each generating ~$100 million or more in annualized revenues

MENLO PARK, Calif. – November 5, 2025 – Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced financial results for the third quarter of 2025, which ended September 30, 2025.

"Our team’s relentless product velocity drove record business results in Q3 and we’re not slowing down— Prediction Markets are growing rapidly, Robinhood Banking is starting to roll out, and Robinhood Ventures is coming,” said Vlad Tenev, Chairman and CEO of Robinhood.

“Q3 was another strong quarter of profitable growth, and we continued to diversify our business, adding two more business lines—Prediction Markets and Bitstamp—that are generating approximately $100 million or more in annualized revenues,” said Jason Warnick, Chief Financial Officer of Robinhood. “And Q4 is off to a strong start in October, with record monthly trading volumes across equities, options, prediction markets, and futures, and new highs for margin balances.”

Third Quarter Results
•Total net revenues increased 100% year-over-year to $1.27 billion.
◦Transaction-based revenues increased 129% year-over-year to $730 million, primarily driven by cryptocurrencies revenue of $268 million, up over 300%, options revenue of $304 million, up 50%, and equities revenue of $86 million, up 132%.
◦Net interest revenues increased 66% year-over-year to $456 million, primarily driven by growth in interest-earning assets and securities lending activity, partially offset by lower short-term interest rates.
◦Other revenues increased 100% year-over-year to $88 million, primarily due to increased Robinhood Gold subscribers.
•Net income increased 271% year-over-year to $556 million.
•Diluted earnings per share (“EPS”) increased 259% year-over-year to $0.61.
•Total operating expenses increased 31% year-over-year to $639 million. The year-over-year increase was primarily driven by marketing and growth investments, and acquisition-related expenses.
◦Adjusted Operating Expenses and Share-Based Compensation (“SBC”) (non-GAAP) increased 29% year-over-year to $613 million.
•Adjusted EBITDA (non-GAAP) increased 177% year-over-year to $742 million.
•Funded Customers increased by 2.5 million, or 10%, year-over-year to 26.8 million.
◦Investment Accounts increased by 2.8 million, or 11%, year-over-year to 27.9 million.
•Total Platform Assets increased 119% year-over-year to $333 billion, driven by continued Net Deposits, higher equity and cryptocurrency valuations, and acquired assets.
•Net Deposits were $20.4 billion, an annualized growth rate of 29% relative to Total Platform Assets at the end of Q2 2025. Over the past twelve months, Net Deposits were $68.3 billion, a growth rate of 45% relative to Total Platform Assets at the end of Q3 2024.
•Robinhood Gold Subscribers increased by 1.7 million, or 77%, year-over-year to 3.9 million.
•Average Revenue Per User (“ARPU”) increased 82% year-over-year to $191.
•Cash and cash equivalents totaled $4.3 billion compared with $4.6 billion at the end of Q3 2024.
•Share repurchases were $107 million, representing 1 million shares of our Class A common stock at an average price per share of $104.95. Since starting our share repurchase program in Q3 2024, total share repurchases were $810 million, representing 22 million shares of our Class A common stock at an average price per share of $37.58.

Highlights

Strong product velocity fuels record results as Robinhood makes progress across focus areas

Advancing the Platform for Active Traders - Robinhood leveled up its offering for active traders with the launch of new products and a dedicated customer event. In September, the company hosted its second annual HOOD Summit, bringing over 900 customers together in person while nearly 26 million viewers tuned in virtually for the livestream. At the event, Robinhood announced several new products aimed at making Robinhood the #1 platform for active traders, including Robinhood Social, AI-driven custom indicators and scanners powered by Robinhood Cortex, and several additional brokerage upgrades including multiple individual brokerage accounts and shorting. In August, Robinhood launched Pro and College Football contracts within its Prediction Markets Hub. In Q3 2025, total Event Contracts Traded more than doubled sequentially to 2.3 billion, and October 2025 totaled 2.5 billion contracts, more than all of Q3 2025.

Redefining Wealth Management for the Next Generation - Robinhood continues to reimagine how customers grow and manage their wealth across investing and advisory services. During the quarter, Robinhood Gold Subscribers climbed to nearly 4 million, with the adoption rate exceeding 14%. As of October 31, 2025, Robinhood Strategies, the company’s actively managed digital advisory product, serves over 180 thousand customers and manages over $1 billion in assets.

Leading Innovation Across the Global Financial Ecosystem - Robinhood is building momentum internationally, with nearly 700 thousand Funded Customers across the UK and EU, including Bitstamp. Through Bitstamp, the company continues to attract more institutional clients and enhance its global crypto offering. Robinhood launched crypto perpetual futures across Europe and doubled the number of Stock Tokens available to EU customers to over 400. In the UK, the company introduced Digests by Cortex, providing AI-powered market insights, and launched Futures trading, expanding Robinhood’s product suite for global traders.

Additional Q3 2025 Operating Data

•Robinhood Retirement AUC increased 144% year-over-year to a record $24.2 billion.
•Cash Sweep increased 44% year-over-year to a record $35.4 billion.
•Margin Book increased 153% year-over-year to a record $13.9 billion.
•Equity Notional Trading Volumes increased 126% year-over-year to a record $647 billion.
•Options Contracts Traded increased 38% year-over-year to a record 610 million.
•Crypto Notional Trading Volumes were $80 billion, including Robinhood App Notional Volumes which increased 176% year-over-year to $40 billion and Bitstamp Notional Volumes which were $40 billion.

Select Preliminary October 2025 Operating Data

•Net Deposits were approximately $5.5 billion, an annualized growth rate of approximately 20% relative to Total Platform Assets at the end of September 2025.
•Margin Book increased over 150% year-over-year to over $16 billion.
•Equity Notional Trading Volumes increased over 150% year-over-year to approximately $320 billion.
•Options Contracts Traded increased over 60% year-over-year to over 260 million.
•Crypto Notional Trading Volumes were over $32 billion, including Robinhood App Notional Volumes which increased approximately 150% year-over-year to approximately $14 billion and Bitstamp Notional Volumes which were over $18 billion.

Chief Financial Officer Transition

Additionally, CFO Jason Warnick announced his intention to retire next year. Jason will transition from his role as CFO in Q1 and continue as a strategic advisor for the Company through September 1, 2026. The Company will name long time Robinhood finance veteran Shiv Verma as the next CFO.

Conference Call and Livestream Information

Robinhood will host a video call to discuss its results at 2 p.m. PT / 5 p.m. ET today, November 5, 2025. The video call can be accessed at investors.robinhood.com, along with the earnings press release and accompanying slide presentation. The event will also be live streamed to YouTube and X.com via Robinhood’s official channels, @RobinhoodApp, on Vlad Tenev’s X.com account, @vladtenev, as well as in the Robinhood App. Following the call, a replay and transcript will also be available at investors.robinhood.com.

Financial Outlook

The paragraph below provides information on our 2025 expense plan and outlook. We are not providing a 2025 outlook for total operating expenses and have not reconciled our 2025 outlook for Adjusted Operating Expenses and SBC to the most directly comparable GAAP financial measure, total operating expenses, because we are unable to predict with reasonable certainty the impact of certain items without unreasonable effort. These items include, but are not limited to, provision for credit losses and significant regulatory expenses which may be material and could have a significant impact on total operating expenses for 2025.

Our 2025 expense plan includes growth investments in new products, features, and international expansion while also getting more efficient in our existing businesses. Our prior outlook for combined Adjusted Operating Expenses and SBC for full-year 2025 provided at Q2 2025 Earnings (July 30, 2025) was $2.15 billion to $2.25 billion. Our strong year-to-date business and revenue growth had put us on track to be around the top end of that outlook range. This included an increased employee bonus accrual, as we are currently exceeding the performance targets we set at the beginning of the year. Additionally, our stock price appreciation triggered the vesting of the 2019 CEO Market-Based RSUs, resulting in payroll taxes reflected in general and administrative expenses primarily in Q3 that were not included in our prior outlook. And we are also increasing our investments in new growth areas like Prediction Markets and Robinhood Ventures that we believe have significant potential. Taken together, we now expect our 2025 full year Adjusted Operating Expenses and SBC to be approximately $2.28 billion, which could be higher or lower depending on how the rest of the year plays out. This expense outlook does not include provision for credit losses, costs related to our pending acquisition of WonderFi, potential significant regulatory matters, or other significant expenses (such as impairments, restructuring charges, and other business acquisition- or disposition-related expenses) that may arise or accruals we may determine in the future are required, as we are unable to accurately predict the size or timing of such matters, expenses or accruals at this time.

Actual results might differ materially from our outlook due to several factors, including the rate of growth in Funded Customers and our effectiveness to cross-sell products which affects variable marketing costs, the degree to which we are successful in managing credit losses and preventing fraud, and our ability to manage web-hosting expenses efficiently, among other factors. See “Non-GAAP Financial Measures” for more information on Adjusted Operating Expenses and SBC, including significant items that we believe are not indicative of our ongoing expenses that would be adjusted out of total operating expenses (GAAP) to get to Adjusted Operating Expenses and SBC (non-GAAP) should they occur.

About Robinhood

Robinhood Markets, Inc. (NASDAQ: HOOD) transformed financial services by introducing commission-free stock trading and democratizing access to the markets for millions of investors. Today, Robinhood, through its subsidiaries, lets you trade stocks, options, futures (which includes event contracts), and crypto, invest for retirement, earn with Robinhood Gold, and access an expert-managed portfolio with Robinhood Strategies. Headquartered in Menlo Park, California, Robinhood puts customers in the driver’s seat, delivering unprecedented value and products intentionally designed for a new generation of investors. Additional information about Robinhood can be found at www.robinhood.com.

Robinhood uses the “Overview” tab of its Investor Relations website (accessible at investors.robinhood.com/overview) and its Newsroom (accessible at newsroom.aboutrobinhood.com), as means of disclosing information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation Fair Disclosure (Reg. FD). Investors should routinely monitor those web pages, in addition to Robinhood’s press releases, SEC filings, and public conference calls and webcasts, as information posted on them could be deemed to be material information.

“Robinhood” and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investors: ir@robinhood.com	Press: press@robinhood.com

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,
(in millions, except share and per share data)	2024	2025
Assets
Current assets:
Cash and cash equivalents	$4,332	$4,331
Cash, cash equivalents, and securities segregated under federal and other regulations	4,724	8,443
Receivables from brokers, dealers, and clearing organizations	471	482
Receivables from users, net	8,239	14,390
Securities borrowed	3,236	6,607
Deposits with clearing organizations	489	1,440
User-held fractional shares	2,530	3,618
Held-to-maturity investments	398	53
Prepaid expenses	75	128
Deferred customer match incentives	100	161
Other current assets	509	326
Total current assets	25,103	39,979
Property, software, and equipment, net	139	150
Goodwill	179	386
Intangible assets, net	38	172
Non-current deferred customer match incentives	195	360
Other non-current assets, including non-current prepaid expenses of $17 as of December 31, 2024 and $13 as of September 30, 2025	533	405
Total assets	$26,187	$41,452
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$397	$399
Payables to users	7,448	12,317
Securities loaned	7,463	15,666
Fractional shares repurchase obligation	2,530	3,618
Other current liabilities	266	762
Total current liabilities	18,104	32,762
Other non-current liabilities	111	123
Total liabilities	18,215	32,885
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 210,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and September 30, 2025.	—	—
Class A common stock, $0.0001 par value. 21,000,000,000 shares authorized, 764,903,997 shares issued and outstanding as of December 31, 2024; 21,000,000,000 shares authorized, 784,342,180 shares issued and outstanding as of September 30, 2025.	—	—
Class B common stock, $0.0001 par value. 700,000,000 shares authorized, 119,588,986 shares issued and outstanding as of December 31, 2024; 700,000,000 shares authorized, 114,326,182 shares issued and outstanding as of September 30, 2025.	—	—
Class C common stock, $0.0001 par value. 7,000,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and September 30, 2025.	—	—
Additional paid-in capital	12,008	11,317
Accumulated other comprehensive income (loss)	(1)	7
Accumulated deficit	(4,035)	(2,757)
Total stockholders’ equity	7,972	8,567
Total liabilities and stockholders’ equity	$26,187	$41,452

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		YOY% Change	Three Months Ended June 30,	QOQ% Change
(in millions, except share, per share, and percentage data)	2024	2025		2025
Revenues:
Transaction-based revenues	$319	$730	129%	$539	35%
Net interest revenues	274	456	66%	357	28%
Other revenues	44	88	100%	93	(5)%
Total net revenues	637	1,274	100%	989	29%

Operating expenses(1)(2):
Brokerage and transaction	39	56	44%	48	17%
Technology and development	205	237	16%	214	11%
Operations	27	33	22%	29	14%
Provision for credit losses	23	26	13%	28	(7)%
Marketing	59	102	73%	99	3%
General and administrative	133	185	39%	132	40%
Total operating expenses	486	639	31%	550	16%

Other income (loss), net	2	(1)	NM	3	NM
Income before income taxes	153	634	314%	442	43%
Provision for income taxes	3	78	NM	56	39%
Net income	$150	$556	271%	$386	44%
Net income attributable to common stockholders:
Basic	$150	$556		$386
Diluted	$150	$556		$386
Net income per share attributable to common stockholders:
Basic	$0.17	$0.63		$0.44
Diluted	$0.17	$0.61		$0.42
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	884,108,545	889,261,220		882,149,402
Diluted	905,544,750	917,940,660		909,127,658

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,		YOY% Change
(in millions, except share, per share, and percentage data)	2024	2025
Revenues:
Transaction-based revenues	$975	$1,852	90%
Net interest revenues	813	1,103	36%
Other revenues	149	235	58%
Total net revenues	1,937	3,190	65%

Operating expenses(1)(2):
Brokerage and transaction	114	154	35%
Technology and development	610	665	9%
Operations	83	93	12%
Provision for credit losses	57	78	37%
Marketing	190	306	61%
General and administrative	385	450	17%
Total operating expenses	1,439	1,746	21%

Other income (loss), net	8	3	(63)%
Income before income taxes	506	1,447	186%
Provision for income taxes	11	169	NM
Net income	$495	$1,278	158%
Net income attributable to common stockholders:
Basic	$495	$1,278
Diluted	$495	$1,278
Net income per share attributable to common stockholders:
Basic	$0.56	$1.44
Diluted	$0.55	$1.39
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	880,182,573	885,346,564
Diluted	903,555,592	918,606,063

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________
(1)    The following table presents operating expenses as a percent of total net revenues:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2024	2025	2025	2024	2025
Brokerage and transaction	6%	4%	5%	6%	5%
Technology and development	32%	19%	22%	31%	21%
Operations	4%	3%	3%	4%	3%
Provision for credit losses	4%	2%	3%	3%	2%
Marketing	9%	8%	10%	10%	10%
General and administrative	21%	14%	13%	20%	14%
Total operating expenses	76%	50%	56%	74%	55%

(2)    The following table presents the SBC on our unaudited condensed consolidated statements of operations for the periods indicated:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions)	2024	2025	2025	2024	2025
Brokerage and transaction	$2	$2	$3	$7	7
Technology and development	48	40	39	144	123
Operations	1	1	2	5	4
Marketing	3	2	2	6	6
General and administrative	25	33	32	65	89
Total SBC	$79	$78	$78	$227	$229

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2025	2024	2025
Operating activities:
Net income	$150	$556	$495	$1,278
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20	22	55	63
Provision for credit losses	23	26	57	78
Share-based compensation	79	78	227	229
Other	1	5	—	13
Changes in operating assets and liabilities:
Securities segregated under federal and other regulations	547	(1,392)	—	(1,193)
Receivables from brokers, dealers, and clearing organizations	10	(93)	(50)	19
Receivables from users, net	(433)	(4,514)	(1,971)	(5,814)
Securities borrowed	(1,487)	(448)	(2,102)	(3,371)
Deposits with clearing organizations	87	(720)	(126)	(951)
Current and non-current prepaid expenses	(21)	(18)	(41)	(42)
Current and non-current deferred customer match incentives	(6)	(130)	(202)	(226)
Other current and non-current assets	117	86	(11)	437
Accounts payable and accrued expenses	54	37	28	(75)
Payables to users	475	1,806	1,167	3,754
Securities loaned	2,215	3,026	3,759	8,203
Other current and non-current liabilities	(19)	97	(42)	173
Net cash provided by (used in) operating activities	1,812	(1,576)	1,243	2,575
Investing activities:
Purchases of property, software, and equipment	(7)	(3)	(9)	(13)
Capitalization of internally developed software	(12)	(9)	(26)	(28)
Consideration transferred for business acquisitions	—	—	(6)	(399)
Cash, cash equivalents, and segregated cash acquired in business acquisitions	—	—	—	1,193
Purchases of held-to-maturity investments	(167)	—	(469)	—
Proceeds from maturities of held-to-maturity investments	150	81	439	347
Purchases of credit card receivables by Credit Card Funding Trust	(169)	(1,389)	(239)	(2,917)
Collections of purchased credit card receivables	82	1,180	130	2,526
Asset acquisition, net of cash acquired	—	—	(3)	—
Other	—	(2)	1	(10)
Net cash provided by (used in) investing activities	(123)	(142)	(182)	699
Financing activities:
Proceeds from exercise of stock options	2	3	10	14
Proceeds from issuance of common stock under the Employee Share Purchase Plan	—	—	10	15
Taxes paid related to net share settlement of equity awards	(56)	(41)	(155)	(413)
Repurchase of Class A common stock	(97)	(107)	(97)	(553)
Draws on credit facilities	1	2,700	12	2,701
Repayments on credit facilities	(1)	(2,700)	(12)	(2,701)
Borrowings by the Credit Card Funding Trust	78	141	95	245
Change in principal collected from customers due to Coastal Bank	(22)	(1)	(15)	—
Repayments on borrowings by the Credit Card Funding Trust	—	—	(1)	—
Payments of debt issuance costs	—	—	(14)	(16)
Net cash used in financing activities	(95)	(5)	(167)	(708)
Effect of foreign exchange rate changes on cash and cash equivalents	1	—	1	8
Net increase (decrease) in cash, cash equivalents, segregated cash, and restricted cash	1,595	(1,723)	895	2,574
Cash, cash equivalents, segregated cash, and restricted cash, beginning of the period	8,646	12,992	9,346	8,695
Cash, cash equivalents, segregated cash, and restricted cash, end of the period	$10,241	$11,269	$10,241	$11,269

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Reconciliation of cash, cash equivalents, segregated cash and restricted cash, end of the period:
Cash and cash equivalents, end of the period	$4,611	$4,331	$4,611	$4,331
Segregated cash and cash equivalents, end of the period	5,547	6,853	5,547	6,853
Restricted cash in other current assets, end of the period	67	68	67	68
Restricted cash in other non-current assets, end of the period	16	17	16	17
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$10,241	$11,269	$10,241	$11,269
Supplemental disclosures:
Cash paid for interest	$4	$8	$12	$20
Cash paid for income taxes, net of refund received	$8	$1	$14	$83

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions, except for percentage data)	2024	2025	2025	2024	2025
Net income	$150	$556	$386	$495	$1,278
Net margin	24%	44%	39%	26%	40%
Add:
Interest expenses related to credit facilities	6	8	8	18	22
Provision for income taxes	3	78	56	11	169
Depreciation and amortization	20	22	21	55	63
EBITDA (non-GAAP)	179	664	471	579	1,532
Add:
SBC	79	78	78	227	229
Significant legal and tax settlements and reserves	10	—	—	10	—
Adjusted EBITDA (non-GAAP)	$268	$742	$549	$816	$1,761
Adjusted EBITDA Margin (non-GAAP)	42%	58%	56%	42%	55%

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions)	2024	2025	2025	2024	2025
Total operating expenses (GAAP)	$486	$639	$550	$1,439	$1,746
Less:
SBC	79	78	78	227	229
Significant legal and tax settlements and reserves	10	—	—	10	—
Provision for credit losses(1)	—	26	28	—	78
Adjusted Operating Expenses (non-GAAP)	$397	$535	$444	$1,202	$1,439

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions)	2024	2025	2025	2024	2025
Total operating expenses (GAAP)	$486	$639	$550	$1,439	$1,746
Less:
SBC	79	78	78	227	229
Significant legal and tax settlements and reserves	10	—	—	10	—
Provision for credit losses(1)	—	26	28	—	78
Adjusted Operating Expenses (non-GAAP)	397	535	444	1,202	1,439
Add:
SBC	79	78	78	227	229
Adjusted Operating Expenses and SBC (non-GAAP)	$476	$613	$522	$1,429	$1,668
____________
(1) Starting in Q1 2025, Adjusted Operating Expenses and Adjusted Operating Expenses and SBC no longer include provision for credit losses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the expected financial performance of Robinhood Markets, Inc. and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”) and our strategic and operational plans, including (among others) statements regarding that our relentless product velocity is not slowing down; that Prediction Markets are growing rapidly, Robinhood Banking is starting to roll out, and Robinhood Ventures is coming; that Robinhood continues to reimagine how customers grow and manage their wealth across investing and advisory services; that Robinhood is building momentum internationally; that through Bitstamp, the company continues to attract more institutional clients and enhance its global crypto offering; and all statements and information under the heading “Financial Outlook”. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Reported results should not be considered an indication of future performance. Factors that contribute to the uncertain nature of our forward-looking statements include, among others: our rapid and continuing expansion, including continuing to introduce new products and services on our platforms as well as geographic expansion; the difficulty of managing our business effectively, including the size of our workforce, and the risk of declining or negative growth; the fluctuations in our financial results and key metrics from quarter to quarter; our reliance on transaction-based revenue, including payment for order flow (“PFOF”), the risk of new regulation or bans on PFOF and similar practices, and the addition of our new fee-based model for cryptocurrency; our exposure to fluctuations in interest rates and rapidly changing interest rate environments; the difficulty of raising additional capital (to provide liquidity needs and support business growth and objectives) on reasonable terms, if at all; the need to maintain capital levels required by regulators and self-regulatory organizations ("SROs"); the risk that we might mishandle the cash, securities, and cryptocurrencies we hold on behalf of customers, and our exposure to liability for processing, operational, or technical errors in clearing functions; the impact of negative publicity on our brand and reputation; the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm our business; our dependence on key employees and a skilled workforce; operational and regulatory risks and expenditures prior to and following closing of our acquisitions and investments; the difficulty of complying with an extensive, complex, and changing regulatory environment, the risk of monetary and other penalties for noncompliance, and the need to adjust our business model in response to new or modified laws and regulations; the possibility of adverse developments in pending litigation and regulatory investigations; the risk that the outcome of currently ongoing and potential future regulatory enforcement actions and litigation, as well as potential changes in federal or state law, could immediately or subsequently prevent us from offering, or continuing to offer, event contracts; the effects of competition; our need to innovate and acquire or invest in new products, services, technologies and geographies in order to attract and retain customers and deepen their engagement with us in order to maintain growth; our reliance on third parties to perform some key functions and the risk that processing, operational or technological failures could impair the availability or stability of our platforms; the risk of cybersecurity incidents, theft, data breaches, and other online attacks; the difficulty of processing customer data in compliance with privacy laws; our need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures; the risks associated with incorporating artificial intelligence ("AI") technologies into some of our products and processes; the regulation, litigation, contractual, operational, and reputational risks associated with our introduction of products such as Robinhood Stock Tokens in the European Economic Area (the "EEA") and our staking services offered in the U.S.; and the risk that substantial future sales of Class A common stock in the public market, or the perception that they may occur, could cause the price of our stock to fall. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results can be found in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which we expect to be available on November 6, 2025, as well as in our other filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements in this press release are made as of the date of this press release, November 5, 2025, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.

The Select Preliminary October 2025 Operating Data in this press release is unaudited and preliminary, based on Robinhood’s estimates, and subject to completion of financial closing procedures. Final operating data for October 2025 and results for the fourth quarter of 2025, as reported in our upcoming monthly metrics release and in Robinhood’s quarterly and annual filings with the SEC, respectively, might vary from the information in this press release.

Non-GAAP Financial Measures

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income, and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Adjusted EBITDA Margin, Adjusted Operating Expenses, and Adjusted Operating Expenses and SBC. This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. We believe each of these non-GAAP measures provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance and cost structure, as applicable. These non-GAAP measures are used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this press release.

Adjusted EBITDA

Adjusted EBITDA is defined as net income, excluding (i) interest expenses related to credit facilities, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) SBC, (v) significant legal and tax settlements and reserves, and (vi) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing results.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods and competitors less meaningful. Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total net revenues. The most directly comparable GAAP measure is net margin (calculated as net income divided by total net revenues).

Adjusted Operating Expenses

Adjusted Operating Expenses is defined as GAAP total operating expenses minus (i) SBC, (ii) provision for credit losses, (iii) significant legal and tax settlements and reserves, and (iv) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Starting in Q1 2025, Adjusted Operating Expenses no longer includes provision for credit losses.

Adjusted Operating Expenses and SBC

Adjusted Operating Expenses and SBC is defined as GAAP total operating expenses minus (i) provision for credit losses, (ii) significant legal and tax settlements and reserves, and (iii) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses), that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Unlike Adjusted Operating Expenses, Adjusted Operating Expenses and SBC does not adjust for SBC. Starting in Q1 2025, Adjusted Operating Expenses and SBC no longer includes provision for credit losses.

Key Performance Metrics

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key performance metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Funded Customers

We define a Funded Customer as a unique person who has at least one account with a Robinhood entity and, within the past 45 calendar days (a) had an account balance that was greater than zero (excluding amounts that are deposited into a Funded Customer account by the Company with no action taken by the unique person) or (b) completed a transaction using any such account. Individuals who share a funded joint investing account (which launched in July 2024) are each considered to be a Funded Customer. Starting in Q1 2025, individuals who are customers of Registered Investment Advisors (“RIAs”) that use the TradePMR platform, and, starting in June 2025, customers of Bitstamp, are also considered Funded Customers.

Total Platform Assets

We define Total Platform Assets as the sum of the fair value of all equities, options, cryptocurrency, futures (including options on futures, swaps, and event contracts), cash held by users in their accounts, net of receivables from users (previously reported as Assets Under Custody), and any such assets managed by RIAs using TradePMR’s platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis. Net Deposits and net market gains (losses) drive the change in Total Platform Assets in any given period. Starting in June 2025, the fair value of all cryptocurrency includes cryptocurrency on Bitstamp.

Assets Under Custody

We define Assets Under Custody as Total Platform Assets, excluding assets managed by RIAs using TradePMR's platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis.

Net Deposits

We define Net Deposits as all cash deposits and asset transfers from customers, as well as dividends, interest, and cash or assets earned in connection with Company promotions (such as account transfer and retirement match incentives, free stock bonuses, and lending and staking rewards by Bitstamp) received by customers, net of reversals, customer cash withdrawals, margin interest, Robinhood Gold subscription fees, and assets transferred off of our platforms for a stated period. Starting in June 2025, Net Deposits include results from Bitstamp. Due to data limitations, we have not included TradePMR client figures in our Net Deposits key performance metric.

Average Revenue Per User (“ARPU”)

We define ARPU as total revenue for a given period divided by the average number of Funded Customers on the last day of that period and the last day of the immediately preceding period. Figures in this press release represent ARPU annualized for each three-month period presented.

Robinhood Gold Subscribers

We define a Robinhood Gold Subscriber as a unique person who has at least one account with a Robinhood entity and who, as of the end of the relevant period (a) is subscribed to Robinhood Gold and (b) has made at least one Robinhood Gold subscription fee payment.

Additional Operating Metrics

Robinhood Retirement AUC

We define Robinhood Retirement AUC as the total Assets Under Custody in traditional individual retirement accounts (“IRAs”) and Roth IRAs. This does not include accounts with an RIA using TradePMR’s platform.

Cash Sweep

We define Cash Sweep as the period-end total amount of participating users’ uninvested brokerage cash that has been automatically “swept” or moved from their brokerage accounts into deposits for their benefit at a network of program banks. This is an off-balance-sheet amount. Robinhood earns a net interest spread on Cash Sweep balances based on the interest rate offered by the banks less the interest rate given to users as stated in our program terms. This includes balances from customers of RIAs using TradePMR’s platform.

Margin Book

We define Margin Book as our period-end aggregate outstanding margin loan balances receivable (i.e., the period-end total amount we are owed by customers on loans made for the purchase of securities, supported by a pledge of assets in their margin-enabled brokerage accounts). This includes margin loan balances from customers of RIAs using TradePMR’s platform.

Notional Trading Volume

We define Notional Trading Volume, or Notional Volume, for any specified asset class as the aggregate dollar value (purchase price or sale price as applicable) of trades executed in that asset class on our platforms over a specified period of time. Crypto Notional Volume includes both Robinhood App Notional Volume and, starting in June 2025, Bitstamp Notional Volume. Robinhood App Notional Volume represents the dollar value of executed crypto trades on the Robinhood platform over a specified period of time. Bitstamp Notional Volume represents the dollar value of executed crypto trades on the Bitstamp platform over a specified period of time. For example, each $1 of transaction value executed between a buyer and seller is counted as $1 of transaction value in the relevant period, rather than $2 if counted for each of the buyer and seller.

Options Contracts Traded

We define Options Contracts Traded as the total number of options contracts bought or sold over a specified period of time. Each contract generally entitles the holder to trade 100 shares of the underlying stock.

Event Contracts Traded
We define Event Contracts Traded as the total number of event contracts bought or sold over a specified period of time through our Prediction Markets Hub. Each contract can be traded at $0.01 increments up to $1 and is worth $1 upon settlement.

Glossary Terms

Investment Accounts

We define an Investment Account as a funded individual brokerage account, a funded joint investing account, a funded IRA, or an account with an RIA using TradePMR’s platform. As of September 30, 2025, a Funded Customer can have multiple Investment Accounts - one or more individual brokerage accounts, a joint investing account, a traditional IRA, a Roth IRA, and/or an RIA custody account using TradePMR’s platform. Investment Accounts do not include Bitstamp as such accounts are not brokerage or other Investment Accounts.

Robinhood Gold Adoption Rate

We define the Robinhood Gold adoption rate as end of period Robinhood Gold Subscribers divided by end of period Funded Customers.

Growth Rate and Annualized Growth Rate with respect to Net Deposits

Growth rate is calculated as aggregate Net Deposits over a specified 12-month period, divided by Total Platform Assets for the fiscal quarter that immediately precedes such 12-month period. Annualized growth rate is calculated as Net Deposits for a specified quarter multiplied by 4 and divided by Total Platform Assets for the immediately preceding quarter.

Business lines each generating $100M or more in annualized revenues

Based on a given business crossing $100 million in quarterly annualized revenues (revenues in a given quarter times 4).

2019 CEO Market-Based RSUs

We define 2019 CEO Market-Based RSUs as the restricted stock units we granted to our Chairman and Chief Executive Officer, Vlad Tenev, in 2019 under which vesting was conditioned upon both the achievement of share price targets and the continued employment over defined service periods. As of September 30, 2025, all of the remaining 2019 CEO Market-Based RSUs were fully vested.